Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Reports Third Quarter 2017 Financial Results

Announces Third Quarter 2017 Investment Activity of $190.2 Million and

Year-to-Date Investment Activity of $1.1 Billion

Third Quarter Highlights:

•	Reported third quarter 2017 total revenue of $93.0 million, up 32.8% year-over-year.

•	Generated third quarter net income per share and OP unit of $0.07 on a fully diluted basis, consistent with the same period last year.

•	Completed third quarter investments of approximately $190.2 million, which included 9 healthcare facilities, totaling 481,773 leasable square feet.

•	Declared a quarterly dividend of $0.23 per share and OP unit for the third quarter 2017, paid October 18, 2017.

•	Portfolio was 96.6% leased based on square footage as of September 30, 2017.

•
Increased gross leasable square footage by 3.9% in the third quarter 2017 to 12,969,653 square feet across 270 healthcare properties from 12,487,166 square feet across 261 healthcare properties as of June 30, 2017.

•	Same-Store Cash Net Operating Income (NOI) growth was 2.3% year over year.

•	Raised $420.7 million of net equity proceeds from the follow-on public offering of 21,500,000 common shares in July 2017, at a price of $20.40 per share.

Subsequent Events Highlights:

•	Closed an additional $28.7 million of investments subsequent to the quarter ended September 30, 2017.

Milwaukee, WI - November 3, 2017 - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced results for the third quarter ended September 30, 2017.

“The third quarter of 2017 represents another very successful period of disciplined growth and asset management for Physicians Realty Trust,” said John T. Thomas, President and Chief Executive Officer of the Trust. We’ve continued to execute upon our strategy of fostering partnerships with health systems and physician groups through the completion of $190 million of investments in properties with a weighted average occupancy of 99%. We believe these high-quality investments provide our healthcare partners with needed capital to execute their missions, while providing our shareholders with reliable income and earnings potential,” said Mr. Thomas.

“We continue to focus our growth efforts on high-quality assets affiliated with market-leading healthcare partners. Our year to date investments in excess of $1 billion have included the purchase of some of what we believe are the most highly regarded medical office properties in the United States, all while continuing to make selective acquisitions in off-market transactions with regional partners like The Davis Group. We look forward to sharing more about our latest investments, including an update on our previously announced $335 million of pending transactions, as we continue to strive to build long-term value for our shareholders,” Mr. Thomas concluded.

Third Quarter Financial Results

Total revenue for the third quarter ended September 30, 2017 was $93.0 million, an increase of 32.8% from the same period in 2016. As of September 30, 2017, the portfolio was 96.6% leased. On a pro forma basis, if all of the 2017 third quarter acquisitions occurred on the first day of the quarter, total quarterly revenue would have increased by an additional $2.6 million, to a pro forma total of $95.6 million.

Total expenses for the third quarter 2017 were $80.5 million, an increase of 34.7% from the same period in 2016. The increase in expenses was primarily the result of a $9.0 million increase in depreciation and amortization, an $8.3 million increase in operating expenses, and a $4.7 million increase in interest expense.

Net income for the third quarter 2017 increased to $12.5 million, compared to net income of $10.3 million for the third quarter 2016, an increase of 21.8%.

Net income attributable to common shareholders for the third quarter 2017 was $12.0 million. Diluted earnings per share was $0.07 based on 183.3 million weighted average shares and OP units outstanding.

Funds from operations (FFO) for the third quarter 2017 consisted of net income, less $0.1 million of net income attributable to noncontrolling interests for partially owned properties, less $0.1 million of preferred distributions, plus $32.9 million of depreciation and amortization, less $0.1 million of depreciation and amortization expense for partially owned properties, resulting in $0.25 per diluted share. Normalized FFO, which adjusts for $2.2 million of acquisition expenses and $0.1 million of net change in fair value, was $47.4 million, or $0.26 per diluted share.

Normalized funds available for distribution (FAD) for the third quarter 2017, which consists of normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market and below-market leases, amortization of assumed debt, amortization of lease inducements, amortization of deferred financing fees, recurring capital expenditures, and seller master lease and rent abatement payments, was $42.8 million for the third quarter 2017.

Our same-store portfolio, which includes 206 properties representing approximately 68.7% of our net leasable square footage, generated year-over-year Same-Store NOI growth of 2.3% for the third quarter 2017. Same-Store data for the third quarter 2017 excludes 11 assets slated for disposition and the Kennewick MOB. The Kennewick MOB had a differential in cash NOI of $1.2 million from the third quarter of 2016 to the third quarter of 2017.

Assets Slated for Disposition

We consider 11 properties in five states, representing an aggregate of approximately 411,953 leasable square feet to be slated for disposition as of September 30, 2017. These assets include five assets affiliated with Foundation Healthcare, Inc. (OTC: FDNH).

Other Recent Events

Dividend Paid

On September 21, 2017, our Board of Trustees authorized and declared a cash distribution of $0.23 per common share for the quarterly period ended September 30, 2017. The distribution was paid on October 18, 2017 to common shareholders and OP Unit holders of record as of the close of business on October 3, 2017.

Third Quarter Investment Activity

In the quarter ended September 30, 2017, the Company completed property acquisitions representing an aggregate of 481,773 net leasable square feet for an aggregate purchase price of approximately $158.9 million. Total investment activity for the quarter was approximately $190.2 million.

Since our September 26, 2017 press release and through September 30, 2017, the Company completed property acquisitions containing an aggregate of 64,020 net rentable square feet for $30.0 million.

Legends Park MOB & ASC - On September 27, 2017, the Company closed the acquisition of a 64,020 square foot medical office facility in Midland, Texas, for a purchase price of approximately $30.0 million. This multi-tenant facility is 100% leased with 77% occupied by Midland Health (Moody’s: “Aa3”) and the remaining 23% occupied by United Surgical Partners (“USPI”). The first year unlevered yield on this investment is expected to be approximately 6.0%.

Recent Investment Activity

Since September 30, 2017, the Company has acquired three medical office facilities for a purchase price of approximately $28.7 million.

Franklin MOB & ASC - On October 10, 2017, the Company closed the acquisition of a 26,859 square foot medical office facility in Franklin, Tennessee, for a purchase price of approximately $10.0 million. This multi-tenant facility is 100% leased with 50% occupied by Franklin Surgery Center, a joint venture between USPI, St. Thomas Health System, a member of Ascension Health (Moody’s: “Aa2”), and the physicians. The first year unlevered yield on this investment is expected to be approximately 6.7%.

Davis Portfolio 2.0 (2 MOBs) - On October 31, 2017, the Company closed the acquisition of two medical office facilities representing an aggregate of 55,793 square feet for a purchase price of approximately $18.7 million. The first is just off the campus of Fairview’s Southdale Hospital, and is 100% occupied, with a large dermatology group as the anchor tenant, leasing 79% of the facility. The second is a recently developed off-campus medical office facility that is 90% leased, anchored by Noran Neurological, primarily for use by its employed neurologists, and also occupied by a specialty practice group owned by HealthPartners (Moody’s: “A2”). The first year unlevered yield on this investment is expected to be approximately 6.1%.

Pending Acquisitions

As of the date of this press release, all previously announced pending transactions still remain under definitive agreements and are expected to close as previously stated.

Each of the definitive agreements contains customary representations, warranties and covenants of the parties and is subject to the satisfaction of customary conditions to closing. Accordingly, there can be no assurance any of these acquisitions will be completed.

2017 Acquisition Guidance

The Company expects to close between $1.2 billion and $1.4 billion of total real estate investments in 2017, subject to favorable capital market conditions. This guidance is inclusive of any acquisitions previously announced, including those detailed in the “Third Quarter Investment Activity” and “Recent Investment Activity” portions of this press release.

Conference Call Information

The Company has scheduled a conference call on Friday, November 3, 2017, at 10:00 a.m. ET to discuss its financial performance and operating results for the third quarter ended September 30, 2017. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust Third Quarter Earnings Call or passcode 13671158. The conference call also will be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning November 3, 2017, at 1:00 p.m. ET until November 24, 2017, at 11:59 p.m. ET, by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (International); passcode: 13671158. A replay of the webcast also will be accessible on the Investor Relations website for one year following the event. Beginning November 3, 2017, the Company’s supplemental information package for the third quarter 2017 will be accessible through the Investor Relations section of the Company’s website under the “Supplemental Information” tab.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of September 30, 2017, owned approximately 97.1% of the partnership interests in our operating partnership (“OP Units”).

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, “continue”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed by the Company with the Commission on February 24, 2017 and in the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017 filed by the Company with the Commission on May 5, 2017 and August 4, 2017, respectively.

Source: Physicians Realty Trust

Physicians Realty Trust
Condensed Consolidated Statements of Income
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Rental revenues	$69,408	$53,327	$186,515	$130,378
Expense recoveries	21,102	14,361	53,564	31,816
Interest income on real estate loans and other	2,489	2,322	6,185	5,166
Total revenues	92,999	70,010	246,264	167,360
Expenses:
Interest expense	11,998	7,300	33,285	15,776
General and administrative	5,860	4,917	16,845	13,964
Operating expenses	27,471	19,159	70,079	43,994
Depreciation and amortization	32,975	23,969	89,031	59,778
Acquisition expenses	2,184	4,398	12,831	11,031
Total expenses	80,488	59,743	222,071	144,543
Income before equity in income of unconsolidated entities and gain on sale of investment properties:	12,511	10,267	24,193	22,817
Equity in income of unconsolidated entities	28	27	85	85
Gain on sale of investment properties	—	—	5,308	—
Net income	12,539	10,294	29,586	22,902
Net income attributable to noncontrolling interests:
Operating Partnership	(362)	(255)	(823)	(629)
Partially owned properties	(53)	(176)	(379)	(553)
Net income attributable to controlling interests	12,124	9,863	28,384	21,720
Preferred distributions	(106)	(436)	(505)	(1,421)
Net income attributable to common shareholders:	$12,018	$9,427	$27,879	$20,299
Net income per share:
Basic	$0.07	$0.07	$0.18	$0.17
Diluted	$0.07	$0.07	$0.18	$0.16
Weighted average common shares:
Basic	177,847,424	134,608,396	157,542,167	122,973,862
Diluted	183,298,145	138,880,787	162,480,918	127,395,989

Dividends and distributions declared per common share and OP Unit	$0.230	$0.225	$0.685	$0.675

Physicians Realty Trust
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2017	December 31, 2016
ASSETS
Investment properties:
Land and improvements	$204,305	$189,759
Building and improvements	3,255,900	2,402,643
Tenant improvements	20,786	14,133
Acquired lease intangibles	402,608	301,462
	3,883,599	2,907,997
Accumulated depreciation	(263,497)	(181,785)
Net real estate property	3,620,102	2,726,212
Real estate loans receivable	78,944	39,154
Investment in unconsolidated entities	2,232	2,258
Net real estate investments	3,701,278	2,767,624
Cash and cash equivalents	4,924	15,491
Tenant receivables, net	8,389	9,790
Other assets	123,909	95,187
Total assets	$3,838,500	$2,888,092
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$382,960	$643,742
Notes payable	619,793	224,330
Mortgage debt	169,464	123,083
Accounts payable	6,590	4,423
Dividends and distributions payable	43,452	32,179
Accrued expenses and other liabilities	51,421	42,287
Acquired lease intangibles, net	15,680	9,253
Total liabilities	1,289,360	1,079,297

Redeemable noncontrolling interest – Series A Preferred Units (2016) and partially owned properties	10,919	26,477

Equity:
Common shares, $0.01 par value, 500,000,000 common shares authorized, 179,208,786 and 135,966,013 common shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	1,792	1,360
Additional paid-in capital	2,732,121	1,920,644
Accumulated deficit	(282,019)	(197,261)
Accumulated other comprehensive income	12,012	13,708
Total shareholders’ equity	2,463,906	1,738,451
Noncontrolling interests:
Operating Partnership	73,688	43,142
Partially owned properties	627	725
Total noncontrolling interests	74,315	43,867
Total equity	2,538,221	1,782,318
Total liabilities and equity	$3,838,500	$2,888,092

Physicians Realty Trust
Reconciliation of Non-GAAP Measures
(in thousands, except share and per share data)

	Three Months Ended September 30,
	2017	2016
Net income	$12,539	$10,294
Earnings per share - diluted	$0.07	$0.07

Net income	12,539	10,294
Net income attributable to noncontrolling interests - partially owned properties	(53)	(176)
Preferred distributions	(106)	(436)
Depreciation and amortization expense	32,921	23,947
Depreciation and amortization expense - partially owned properties	(129)	(168)
FFO applicable to common shares and OP Units	$45,172	$33,461
FFO per common share and OP Unit	$0.25	$0.24
Net change in fair value of derivative	(9)	—
Acquisition expenses	2,184	4,398
Net change in fair value of contingent consideration	74	(840)
Normalized FFO applicable to common shares and OP Units	$47,421	$37,019
Normalized FFO per common share and OP Unit	$0.26	$0.27

Normalized FFO applicable to common shares and OP Units	47,421	37,019
Non-cash share compensation expense	1,327	1,005
Straight-line rent adjustments	(4,563)	(4,952)
Amortization of acquired above/below market leases/assumed debt	870	698
Amortization of lease inducements	344	248
Amortization of deferred financing costs	560	849
TI/LC and recurring capital expenditures	(3,383)	(2,235)
Seller master lease and rent abatement payments	235	255
Normalized FAD applicable to common shares and OP Units	$42,811	$32,887

Weighted average number of common shares and OP Units outstanding	183,298,145	138,880,787

	Three Months Ended September 30,
	2017	2016
Net income	$12,539	$10,294
General and administrative	5,860	4,917
Acquisition expenses	2,184	4,398
Depreciation and amortization	32,975	23,969
Interest expense	11,998	7,300
Net change in the fair value of derivative	(9)	—
NOI	$65,547	$50,878

NOI	$65,547	$50,878
Straight-line rent adjustments	(4,563)	(4,952)
Amortization of acquired above/below market leases	870	757
Amortization of lease inducements	344	248
Seller master lease and rent abatement payments	235	255
Net change in fair value of contingent consideration	74	(840)
Cash NOI	$62,507	$46,346

This press release includes Funds From Operations (FFO), Normalized FFO, Normalized Funds Available For Distribution (FAD), Net Operating Income (NOI), Cash NOI and Same-Store Cash NOI, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

We believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding preferred distributions, gains (or losses) on sales of depreciable operating property, impairment write-downs on depreciable assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs). Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with NAREIT definition or that interpret the NAREIT definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income, includes depreciation and amortization expenses, gains or losses on property sales, impairments and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our properties. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in our financial statements. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income or loss (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

We use Normalized FFO, which excludes from FFO net change in fair value of derivative financial instruments, acquisition expenses, acceleration of deferred financing costs, write off contingent consideration, and other normalizing items. However, our use of the term Normalized FFO may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. Normalized FFO should not be considered as an alternative to net income or loss (computed in accordance with GAAP), as an indicator of our financial performance or of cash flow from operating activities (computed in accordance with GAAP), or as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including its ability to make distributions. Normalized FFO should be reviewed in connection with other GAAP measurements.

We define Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO non-cash share compensation expense, straight-line rent adjustments, amortization of acquired above or below market leases and assumed debt, amortization of lease inducements, amortization of deferred financing costs, and recurring capital expenditures related to tenant improvements and leasing commissions, and includes cash payments from seller master leases and rent abatement payments. Other REITs or real estate companies may use different methodologies for calculating Normalized FAD, and accordingly, our computation may not be comparable to those reported by other REITs. Although our computation of Normalized FAD may not be comparable to that of other REITs, we believe Normalized FAD provides a meaningful supplemental measure of our performance due to its frequency of use by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) or as an indicator of our financial performance. Normalized FAD should be reviewed in connection with other GAAP measurements.

NOI is a non-GAAP financial measure that is defined as net income or loss, computed in accordance with GAAP, generated from our total portfolio of properties before general and administrative expenses, acquisition-related expenses, depreciation and amortization expense, interest expense, net change in the fair value of derivative financial instruments, gain or loss on the sale of investment properties, and impairment losses. We believe that NOI provides an accurate measure of operating performance of our operating assets because NOI excludes certain items that are not associated with management of the properties. Our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Cash NOI is a non-GAAP financial measure which excludes from NOI straight-line rent adjustments, amortization of acquired above and below market leases, and other non-cash and normalizing items. Other non-cash and normalizing items include items such as the amortization of lease inducements and payments received from seller master leases and rent abatements. We believe that Cash NOI provides an accurate measure of the operating performance of our operating assets because it excludes certain items that are not associated with management of the properties. Additionally, we believe that Cash NOI is a widely accepted measure of comparative operating performance in the real estate community. Our use of the term Cash NOI may not be comparable to that of other real estate companies as such other companies may have different methodologies for computing this amount.